UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Servotronics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Servotronics, Inc. (the “Company”) has filed with the SEC a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE universal proxy card, and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”).

On June 1, 2023, the Company issued the following press release in connection with the 2023 Annual Meeting.

Major Proxy Advisory Firm Recommends Vote “FOR” Servotronics’ Highly Qualified Director Nominees on the BLUE Proxy Card

Elma, NY, June 1, 2023 – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products today announced that leading proxy advisory firm, Institutional Shareholder Services (ISS) has recommended shareholders vote “FOR” all of Servotronics directors on the BLUE proxy card at the Company’s 2023 annual meeting of shareholders which will be held virtually on June 9, 2023 at 9:00 am ET.

All of our Board nominees have been critical in the progress Servotronics has made over the past year, implementing change and driving our Company to better performance.

The dissident has continued to assert that their nominations would be beneficial additions to the Board of Directors, citing aerospace expertise, M&A experience, and turnaround experience, to replace two current Board members, Edward C. Cosgrove, and Christopher M. Marks. While the dissident asserts that these directors are not the right people to help lead our Company, in fact, Mr. Cosgrove and Mr. Marks were instrumental in driving needed change at Servotronics. From a minority position on the Board, they were able to begin improving corporate governance by accelerating the removal of the “poison pill” provision. They were also directly involved in the process of refreshing the Board and identifying and recruiting William F. Farrell, Jr. as Servotronics’ new CEO. In concluding that support for our incumbent slate is warranted, ISS notes in its recommendation that “[t]he replacement of three legacy directors with new board members that are large shareholders (Baird and Wax) or have professional experience in investor relations and corporate finance (Howard) is laudable.”

The current slate of Directors possesses experience and relevant expertise in the core aerospace end market, including both engineering and technical expertise needed to sustainably grow operations, as well as broader M&A and turnaround experience. We recognize a need to further enhance the Board with expertise in aerospace manufacturing however we note that the dissident nominees lack that experience. Over the coming year we aim to recruit a director with essential manufacturing experience to further strengthen our Board. In supporting our superior slate, ISS notes “While the dissident and the company agree that operational improvements are needed, the dissident has not made a case that change in the boardroom, exchanging Cosgrove and Marks for Coleman and Pomeroy, will improve oversight or lead to better value for shareholders.”

We believe the dissidents have obfuscated their long history of value destruction embedded in their activism.

We are gravely concerned at the potential risk of allowing the dissident’s nominees to serve on the Servotronics Board given the results of their previous efforts at a number of other companies. We believe the dissident has selectively picked examples to illustrate their claims of generating shareholder value, but they have failed to provide the full picture. Richard K. Coleman, Jr. was elected to the Crossroads Systems, Inc. Board of Directors in April 2013 along with Jeffrey E. Eberwein, the Executive Director of Star. Shortly thereafter, just nine days later, Mr. Coleman was appointed as interim President and CEO of Crossroads. He led the Company until August 2017, when it was forced to file for bankruptcy under Chapter 11.

The two then embarked on a campaign to join the Hudson Global Inc. (NASDAQ: HSON) Board of Directors in 2014. Mr. Eberwein was quoted saying “Rick has expertise in operations and turnarounds across many industries while I specialize in capital allocation, strategy and maximizing value for all shareholders.” Following Hudson’s Annual meeting on May 29, 2014, both individuals were appointed to Hudson Global’s Board of Directors. Since that day, and utilizing the quoted “turnaround experience,” shareholders have witnessed the destruction of 52.2% of their equity value.

Mr. Eberwein also served as Chairman of the Board of Directors at Aetrium, Inc. In January 2013, Aetrium’s shares were trading in the $16-$17 range. Following the leadership of Mr. Eberwein, when Aetrium was acquired by Digirad (where Mr. Eberwein was serving as Chairman), the shares of Aetrium were trading at approximately $0.30 per share. In addition, since Mr. Eberwein was appointed as the Chairman of the Board of Star, which was formerly Digirad, the value of Star’s shares declined 95.64%, a stunning destruction of shareholder value.

These examples provide a clear track record of significant shareholder value destruction, while creating financial gain for the Star executives and nominees. We continue to believe that the campaign launched by the dissidents is not intended to increase Servotronics’ shareholder value, but instead maximize their own financial position.

We believe our highly qualified directors’ interests are aligned with Servotronics’ shareholders.

The current Board of Directors has been working to transform Servotronics, through refreshment of management and the strategic vision for the Company to achieve growth in revenues and profitability. The Board also includes two of Servotronics’ largest shareholders, who are working to ensure that the Company is making the correct strategic decisions to maximize shareholder value for all shareholders. With two-thirds of the Board represented by new directors, with fresh ideas and diverse experience to foster improved performance, as well as significant share ownership, we believe our nominees are well aligned with the interests of all shareholders.

Our belief in the strength of our Board is reflected by the recommendation set forth by leading proxy advisory firm ISS. While the Board and management are disappointed with the recommendation of smaller proxy advisor Glass Lewis to support election of one of the dissident nominees, we believe that their conclusion would have been more aligned with the conclusions of ISS had they opted to engage with us directly, prior to issuing their recommendation.

VOTE THE BLUE PROXY CARD TODAY “FOR” ALL SERVOTRONICS’ DIRECTOR NOMINEES

We urge you to use the BLUE proxy card to vote today “FOR” ALL of Servotronics’ nominees. Simply follow the easy instructions on the BLUE proxy card to vote by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Please DISCARD all proxy cards and materials sent to you by Star Equity.

Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitors, Georgeson, LLC, toll-free at (866) 767-8867.

ABOUT SERVOTRONICS

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

IMPORTANT INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE proxy card and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY SERVOTRONICS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Servotronics free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Servotronics are also available free of charge by accessing Servotronics’ website https://servotronics.com/investor-relations/.

The Company, its directors and its executive officers may be deemed participants in the Company's solicitation of proxies from shareholders in connection with the matters to be considered at the upcoming annual meeting of shareholders. Information about the Company's directors and executive officers is set forth in the Company's definitive proxy statement for the 2023 Annual Meeting, which was filed with the SEC on May 1, 2023 and is available at the SEC's website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” expect,” “intend,” “anticipate,” “believe,” "estimate,” “plan,” “could,” “should,” “would,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, among others, general economic and business conditions affecting the commercial aviation industry and other industries served by the Company, conditions affecting the Company’s customers and suppliers, the introduction of new technologies and the impact of competitive products, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company's ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains, the ability of the Company to obtain and retain key executives and employees and the additional risks discussed in the Company's filings with the Securities and Exchange Commission. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume an obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the date indicated in the statement.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American

Company Contact:
William F. Farrell, Jr.
Chief Executive Officer
(716) 655-5990

Investor Contact:
Edward Greene, Georgeson LLC
(646) 248-8610